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                                   EXHIBIT 5

                         OPINION AND CONSENT OF COUNSEL


March 19, 2002

Harmony Trading Corp.
300 St. Sacrement, Suite 414
Montreal, Quebec H2Y 1X4
Canada

Gentlemen:

     We have examined the registration statement on Form S-8 of Harmony Trading Corp., a New York corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the 50,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), under the Modified Retainer Agreement with Kaplan Gottbetter & Levenson, LLP dated March 19, 2002 (the "Retainer"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Retainer.

     We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Retainer, will be legally and validly issued, fully-paid and non- assessable.

     We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement and any amendments thereto.

Very truly yours,

KAPLAN GOTTBETTER & LEVENSON, LLP

/s/ KAPLAN GOTTBETTER & LEVENSON, LLP
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